                                                                   Exhibit 99.3.


       U. S. Steel Group



               Index to 2000 Financial Statements and Supplementary Data

                                                                                           Page
                                                                                           ----
               Management's Report ..................................................      S-1

               Audited Financial Statements:
                Report of Independent Accountants ...................................      S-1
                Statement of Operations .............................................      S-2
                Balance Sheet .......................................................      S-3
                Statement of Cash Flows .............................................      S-4
                Notes to Financial Statements .......................................      S-5

               Selected Quarterly Financial Data ....................................      S-22

               Principal Unconsolidated Affiliates ..................................      S-22

               Supplementary Information ............................................      S-22

       U. S. Steel Group



               Explanatory Note Regarding Financial Information

               Although the financial statements of the U. S. Steel Group and the Marathon Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution does not affect legal title to such assets and responsibility for such liabilities. Holders of USX - U. S. Steel Group Common Stock and USX - Marathon Group Common Stock are holders of common stock of USX and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends or distributions on any class of USX Common Stock or series of Preferred Stock and repurchases of any class of USX Common Stock or series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on both classes of USX Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U. S. Steel Group financial information.

Management's Report

The accompanying financial statements of the U. S. Steel Group are the responsibility of and have been prepared by USX Corporation (USX) in conformity with accounting principles generally accepted in the United States. They necessarily include some amounts that are based on best judgments and estimates. The U. S. Steel Group financial information displayed in other sections of this report is consistent with these financial statements.

USX seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated and group financial statements.


Thomas J. Usher                    Robert M. Hernandez        Larry G. Schultz
Chairman, Board of Directors &     Vice Chairman &            Vice President-
Chief Executive Officer            Chief Financial Officer    Accounting


Report of Independent Accountants

To the Stockholders of USX Corporation:

In our opinion, the accompanying financial statements appearing on pages S-2 through S-21 present fairly, in all material respects, the financial position of the U. S. Steel Group at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The U. S. Steel Group is a business unit of USX Corporation (as described in
Note 1, page S-5); accordingly, the financial statements of the U. S. Steel Group should be read in connection with the consolidated financial statements of USX Corporation.

PricewaterhouseCoopers LLP
600 Grant Street, Pittsburgh, Pennsylvania 15219-2794
February 7, 2001

Statement of Operations

(Dollars in millions)                                                        2000         1999         1998
----------------------------------------------------------------------------------------------------------------
Revenues and other income:
     Revenues                                                             $   6,090    $   5,536    $   6,378
     Income (loss) from investees                                                (8)         (89)          46
     Net gains on disposal of assets                                             46           21           54
     Other income (loss)                                                          4            2           (1)
                                                                          ---------    ---------    ---------
          Total revenues and other income                                     6,132        5,470        6,477
                                                                          ---------    ---------    ---------
Costs and expenses:
     Cost of revenues (excludes items shown below)                            5,656        5,084        5,604
     Selling, general and administrative expenses (credits) (Note 12)          (223)        (283)        (201)
     Depreciation, depletion and amortization                                   360          304          283
     Taxes other than income taxes                                              235          215          212
                                                                          ---------    ---------    ---------
          Total costs and expenses                                            6,028        5,320        5,898
                                                                          ---------    ---------    ---------
Income from operations                                                          104          150          579
Net interest and other financial costs (Note 7)                                 105           74           42
                                                                          ---------    ---------    ---------
Income (loss) before income taxes and extraordinary losses                       (1)          76          537
Provision for income taxes (Note 15)                                             20           25          173
                                                                          ---------    ---------    ---------
Income (loss) before extraordinary losses                                       (21)          51          364
Extraordinary losses (Note 6)                                                     -            7            -
                                                                          ---------    ---------    ---------
Net income (loss)                                                               (21)          44          364
Dividends on preferred stock                                                      8            9            9
                                                                          ---------    ---------    ---------
Net income (loss) applicable to Steel Stock                               $     (29)   $      35    $     355
----------------------------------------------------------------------------------------------------------------

Income Per Common Share Applicable to Steel Stock
                                                                             2000         1999         1998
----------------------------------------------------------------------------------------------------------------
Basic:
     Income (loss) before extraordinary losses                            $  (.33)     $     .48    $    4.05
     Extraordinary losses                                                       -            .08            -
                                                                          ---------    ---------    ---------
     Net income (loss)                                                    $  (.33)     $     .40    $    4.05
Diluted:
     Income (loss) before extraordinary losses                            $  (.33)     $     .48    $    3.92
     Extraordinary losses                                                       -            .08            -
                                                                          ---------    ---------    ---------
     Net income (loss)                                                    $  (.33)     $     .40    $    3.92
----------------------------------------------------------------------------------------------------------------

See Note 21, for a description and computation of income per common share. The accompanying notes are an integral part of these financial statements.

Balance Sheet

(Dollars in millions)                                         December 31       2000         1999
-----------------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and cash equivalents
     Receivables, less allowance for doubtful accounts                      $     219    $      22
       of $57 and $10                                                             627          488
     Receivables subject to a security interest (Note 11)                         350          350
     Income taxes receivable (Note 13)                                            364           97
     Inventories (Note 14)                                                        946          743
     Deferred income tax benefits (Note 15)                                       201          281
     Other current assets                                                          10            -
                                                                            ---------    ---------
          Total current assets                                                  2,717        1,981

     Investments and long-term receivables,
       less reserves of $28 and $3 (Notes 13 and 16)                              536          572
     Property, plant and equipment - net (Note 23)                              2,739        2,516
     Prepaid pensions (Note 12)                                                 2,672        2,404
     Other noncurrent assets                                                       47           52
                                                                            ---------    ---------
          Total assets                                                      $   8,711    $   7,525
-----------------------------------------------------------------------------------------------------------
Liabilities

Current liabilities:
     Notes payable                                                          $      70    $       -
     Accounts payable                                                             760          757
     Payroll and benefits payable                                                 202          322
     Accrued taxes                                                                173          177
     Accrued interest                                                              47           15
     Long-term debt due within one year (Note 11)                                 139           13
                                                                            ---------    ---------
          Total current liabilities                                             1,391        1,284

     Long-term debt (Note 11)                                                   2,236          902
     Deferred income taxes (Note 15)                                              666          348
     Employee benefits (Note 12)                                                1,767        2,245
     Deferred credits and other liabilities                                       483          441
     Preferred stock of subsidiary (Note 10)                                       66           66
     USX obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely junior subordinated
       convertible debentures of USX (Note 18)                                    183          183

     Stockholders' Equity (Note 19)

     Preferred stock                                                                2            3
     Common stockholders' equity                                                1,917        2,053
                                                                            ---------    ---------
          Total stockholders' equity                                            1,919        2,056
                                                                            ---------    ---------
          Total liabilities and stockholders' equity                        $   8,711    $   7,525
-----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                        Statement of Cash Flows

                        (Dollars in millions)                                                    2000         1999         1998
                       -----------------------------------------------------------------------------------------------------------
                        Increase (decrease) in cash and cash equivalents
                        Operating activities:

                        Net income (loss)                                                    $     (21)   $      44    $     364
                        Adjustments to reconcile to net cash provided
                         from (used in) operating activities:
                           Extraordinary losses                                                      -            7            -
                           Depreciation, depletion and amortization                                360          304          283
                           Pensions and other postretirement benefits                             (847)        (256)        (215)
                           Deferred income taxes                                                   389          107          158
                           Net gains on disposal of assets                                         (46)         (21)         (54)
                           Changes in:   Current receivables  - sold                                 -         (320)         (30)
                                                              - operating turnover                (263)        (242)         232
                                         Inventories                                               (63)         (14)           7
                                         Current accounts payable and accrued expenses            (262)         239         (285)
                           All other - net                                                         126           72          (80)
                                                                                              ---------    ---------    ---------
                              Net cash provided from (used in) operating activities               (627)         (80)         380
                                                                                              ---------    ---------    ---------

                        Investing activities:
                        Capital expenditures                                                      (244)        (287)        (310)
                        Acquisition of U. S. Steel Kosice s.r.o., net of cash acquired of $59      (10)         -              -
                        Disposal of assets                                                          21           10           21
                        Restricted cash - withdrawals                                                2           15           35
                                        - deposits                                                  (2)         (17)         (35)
                        Investees - investments                                                    (35)         (15)         (73)
                                  - loans and advances                                             (10)           -           (1)
                        All other - net                                                              8            -           14
                                                                                              ---------    ---------    ---------
                              Net cash used in investing activities                               (270)        (294)        (349)
                                                                                              ---------    ---------    ---------
                        Financing activities (Note 10):
                        Increase in U. S. Steel Group's portion of
                         USX consolidated debt                                                   1,208          147           13
                        Specifically attributed debt:
                         Borrowings                                                                  -          350            -
                         Repayments                                                                 (6)         (11)          (4)
                        Steel Stock issued                                                           -            -           55
                        Preferred stock repurchased                                                (12)          (2)          (8)
                        Dividends paid                                                             (97)         (97)         (96)
                                                                                              ---------    ---------    ---------
                              Net cash provided from (used in) financing activities              1,093          387          (40)
                                                                                              ---------    ---------    ---------
                        Effect of exchange rate changes on cash                                      1            -            -
                                                                                              ---------    ---------    ---------
                        Net increase (decrease) in cash and cash equivalents                       197           13           (9)

                        Cash and cash equivalents at beginning of year                              22            9           18
                                                                                              ---------    ---------    ---------

                        Cash and cash equivalents at end of year                             $     219    $      22    $       9
                       -----------------------------------------------------------------------------------------------------------

                        See Note 9, for supplemental cash flow information. The accompanying notes are an integral part of these financial statements.

                        Notes to Financial Statements

1. Basis of Presentation

                        USX Corporation (USX) has two classes of common stock:
                        USX - U. S. Steel Group Common Stock (Steel Stock) and USX - Marathon Group Common Stock (Marathon Stock), which are intended to reflect the performance of the U.S. Steel Group and the Marathon Group, respectively.

                             The financial statements of the U. S. Steel Group
                        include the financial position, results of operations and cash flows for all businesses of USX other than the businesses, assets and liabilities included in the Marathon Group, and a portion of the corporate assets and liabilities and related transactions which are not separately identified with ongoing operating units of USX. The U. S. Steel Group financial statements are prepared using the amounts included in the USX consolidated financial statements. For a description of the U. S. Steel Group's operating segments, see Note 8.
                             Although the financial statements of the U. S.
                        Steel Group and the Marathon Group separately report the
                        assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity between the U. S. Steel Group and the Marathon Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Steel Stock and Marathon Stock are holders of common stock of USX, and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U. S. Steel Group financial information.

--------------------------------------------------------------------------------
2. Summary of Principal Accounting Policies

                        Principles applied in consolidation - These financial statements include the accounts of the U. S. Steel Group. The U. S. Steel Group and the Marathon Group financial statements, taken together, comprise all of the accounts included in the USX consolidated financial statements.

                             Investments in entities over which the U. S. Steel
                        Group has significant influence are accounted for using the equity method of accounting and are carried at the
                        U. S. Steel Group's share of net assets plus loans and advances.

                             Investments in companies whose stock is publicly
                        traded are carried generally at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.

                             Income from investees includes the U. S. Steel
                        Group's proportionate share of income from equity method investments. Also, gains or losses from a change in ownership of an unconsolidated investee are recognized in the period of change.

                        Use of estimates - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

                        Revenue recognition - Revenues are recognized generally when products are shipped or services are provided to customers, the sales price is fixed and determinable, and collectibility is reasonably assured. Costs associated with revenues, including shipping and other transportation costs, are recorded in cost of revenues.

                        Cash and cash equivalents - Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

                        Inventories - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                        Derivative instruments - The U. S. Steel Group uses commodity-based derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase of natural gas, refined products and nonferrous metals used in steel operations. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

                        Long-lived assets - Depreciation is generally computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors for domestic steel producing assets range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.

                             Depletion of mineral properties is based on rates
                        which are expected to amortize cost over the estimated tonnage of minerals to be removed.

                             The U. S. Steel Group evaluates impairment of its
                        long-lived assets on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

                             When long-lived assets depreciated on an individual
                        basis are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when long-lived assets are reclassified as assets held for sale. Proceeds from disposal of long-lived assets depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.

                        Major maintenance activities - The U. S. Steel Group incurs planned major maintenance costs primarily for blast furnace relines. Such costs are separately capitalized in property, plant and equipment and are amortized over their estimated useful life, which is generally the period until the next scheduled reline.

                        Environmental remediation - The U. S. Steel Group provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances.

                        Postemployment benefits - The U. S. Steel Group recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments to certain employees. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

                        Insurance - The U. S. Steel Group is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

                        Reclassifications - Certain reclassifications of prior years' data have been made to conform to 2000 classifications.

--------------------------------------------------------------------------------
3. New Accounting Standards

                        In the fourth quarter of 2000, USX adopted the following accounting pronouncements primarily related to the classification of items in the financial statements. The adoption of these new pronouncements had no net effect on the financial position or results of operations of the U. S. Steel Group, although they required reclassifications of certain amounts in the financial statements, including all prior periods presented.

                            . In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which summarizes the SEC staff's interpretations of generally accepted accounting principles related to revenue recognition and classification.

                            . In 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board (EITF) issued EITF Consensus No. 99-19 "Reporting Revenue Gross as a Principal versus Net as an Agent," which addresses whether certain items should be reported as a reduction of revenue or as a component of both revenues and cost of revenues, and EITF Consensus No. 00-10 "Accounting for Shipping and Handling Fees and Costs," which addresses the classification of costs incurred for shipping goods to customers.

                            . In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 140). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. USX adopted certain recognition and reclassification provisions of SFAS 140, which were effective for fiscal years ending after December 15, 2000. The remaining provisions of SFAS 140 are effective after March 31, 2001.

                             In June 1998, the Financial Accounting Standards
                         Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which later was amended by SFAS Nos. 137 and 138. This Standard requires recognition of all derivatives as either assets or liabilities at fair value. Changes in fair value will be reflected in either current period net income or other comprehensive income, depending on the designation of the derivative instrument. The U. S. Steel Group may elect not to designate a derivative instrument as a hedge even if the strategy would be expected to qualify for hedge accounting treatment. The adoption of SFAS No. 133 will change the timing of recognition for derivative gains and losses as compared to previous accounting standards.

                             The U. S. Steel Group will adopt the Standard
                         effective January 1, 2001. The transition adjustment resulting from the adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle. The transition adjustment for the
                         U. S. Steel Group is expected to be immaterial. The amounts reported as other comprehensive income will be reflected in net income when the anticipated physical transactions are consummated. It is not possible to estimate the effect that this Standard will have on future results of operations.

-------------------------------------------------------------------------------
4. Corporate Activities

                         Financial activities - As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the U. S. Steel Group and the Marathon Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. Most financing transactions are attributed to and reflected in the financial statements of the groups. See Note 10, for the U. S. Steel Group's portion of USX's financial activities attributed to the groups. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into any one class of common stock are or will be specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

                        Corporate general and administrative costs - Corporate general and administrative costs are allocated to the U.
                        S. Steel Group and the Marathon Group based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and revenues. The costs allocated to the U. S. Steel Group were $25 million in 2000, $17 million in 1999 and $24 million in 1998, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

                        Income taxes - All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the U. S. Steel Group and the Marathon Group financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated between the U. S. Steel Group and the Marathon Group for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups.

                             For tax provision and settlement purposes, tax
                        benefits resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by one of the groups on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to the group that generated the attributes. To the extent that one of the groups is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by the group that generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to the group that would have realized the tax benefits on a separate return basis. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

-------------------------------------------------------------------------------
5. Business Combination

                        On November 24, 2000, USX acquired U. S. Steel Kosice s.r.o. (USSK), which is located in the Slovak Republic. USSK was formed in June 2000 to hold the steel operations and related assets of VSZ a.s. (VSZ), a diversified Slovak corporation. The cash purchase price was $69 million. Additional payments to VSZ of not less than $25 million and up to $75 million are contingent upon the future performance of USSK. Additionally, $325 million of debt was included with the acquisition. The acquisition was accounted for under the purchase method of accounting. The 2000 results of operations include the operations of USSK from the date of acquisition.

                             Prior to this transaction, USX and VSZ were equal
                        partners in VSZ U. S. Steel s.r.o. (VSZUSS), a tin mill products manufacturer. The assets of USSK included VSZ's interest in VSZUSS. The acquisition of the remaining interest in VSZUSS was accounted for under the purchase method of accounting. Previously, USX had accounted for its investment in VSZUSS under the equity method of accounting.

                             VSZ did not provide historical carve-out financial
                        information for its steel activities prepared in accordance with generally accepted accounting principles in the United States. USX was unable to fully determine the effects of transfer pricing, intercompany eliminations and expense allocations in order to prepare such carve-out information from Slovak statutory reports and VSZ internal records. USX broadly estimates that the unaudited pro forma effect on its 2000 and 1999 revenues, giving effect to the acquisition as if it had been consummated at the beginning of those periods, would have been to increase revenues in each period by approximately $1 billion. USX cannot determine the unaudited pro forma effect on its 2000 and 1999 net income. In any event, historical pro forma information is not necessarily indicative of future results of operations.

--------------------------------------------------------------------------------

6. Extraordinary Losses

                        In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals, Inc. (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 63/4% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to USX.

                             As a result of the above transaction, USX recorded
                        in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group.

                             In 1999, Republic Technologies International, LLC,
                        an equity investee of USX, recorded an extraordinary loss related to the early extinguishment of debt. As a result, the U. S. Steel Group recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

-------------------------------------------------------------------------------
7. Other Items

                        (In millions)                                                              2000        1999        1998
                       -----------------------------------------------------------------------------------------------------------
                        Net interest and other financial costs

                           Interest and other financial income/(a)/:
                              Interest income                                                    $      3    $      1   $      5
                              Other                                                                     7           -          -
                                                                                                  --------    --------   --------
                                 Total                                                                 10           1          5
                                                                                                  --------    --------   --------
                           Interest and other financial costs/(a)/:

                              Interest incurred                                                        88          45         40
                              Less interest capitalized                                                 3           6          6
                                                                                                  --------    --------   --------
                               Net interest                                                            85          39         34
                              Interest on tax issues                                                   11          15         16
                              Financial costs on trust preferred securities                            13          13         13
                              Financial costs on preferred stock of subsidiary                          5           5          5
                              Amortization of discounts                                                 1           1          2
                              Expenses on sales of accounts receivable                                  -          15         21
                              Adjustment to settlement value of indexed debt                            -         (13)       (44)
                                                                                                  --------    --------   --------
                                 Total                                                                115          75         47
                                                                                                  --------   --------   --------
                           Net interest and other financial costs/(a)/                           $    105    $     74   $     42
                       -----------------------------------------------------------------------------------------------------------
                        /(a)/ See Note 4, for discussion of USX net interest and other financial costs attributable to the U. S.
                              Steel Group.
                       -----------------------------------------------------------------------------------------------------------

                        Foreign currency transactions

                             For 2000, the aggregate foreign currency transaction gain included in determining net income was $7 million. There were no foreign currency transaction gains or losses in 1999 and 1998.

-------------------------------------------------------------------------------
8. Segment Information

                        The U. S. Steel Group consists of two reportable operating segments: 1) Domestic Steel and 2) U. S. Steel Kosice (USSK). Domestic Steel includes the United States operations of U. S. Steel, while USSK includes the U. S. Steel Kosice operations in the Slovak Republic. Domestic Steel is engaged in the domestic production and sale of steel mill products, coke and taconite pellets; the management of mineral resources; coal mining; engineering and consulting services; and real estate development and management. USSK is engaged in the production and sale of steel mill products and coke and primarily serves European markets.

                             Segment income represents income from operations
                        allocable to both operating segments and does not include net interest and other financial costs and provisions for income taxes. Additionally, the following items are not allocated to operating segments:

                               . Net pension credits associated with pension plan assets and liabilities

                               . Certain costs related to former U. S. Steel Group business activities

                               . USX corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

                               . Certain other items not allocated to operating segments for business performance reporting purposes (see reconcilement schedule on S-10)

                             Information on assets by segment is not provided as
                        it is not reviewed by the chief operating decision maker.

                             The following represents the operations of the U. S. Steel Group:
                        (In millions)                                              Domestic Steel        USSK              Total
                       -----------------------------------------------------------------------------------------------------------
                        2000
                        Revenues and other income:
                         Customer                                                    $  5,981          $     92         $  6,073
                         Intergroup/(a)/                                                   17                 -               17
                         Equity in losses of unconsolidated investees                      (8)                -               (8)
                         Other                                                             50                 -               50
                                                                                     ---------         ---------        ---------
                            Total revenues and other income                          $  6,040          $     92         $  6,132
                                                                                     =========         =========        =========
                        Segment income                                               $     23          $      2         $     25
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization/(b)/                    285                 4              289
                        Capital expenditures                                              239                 5              244
                       -----------------------------------------------------------------------------------------------------------
                        1999

                        Revenues and other income:
                         Customer                                                    $  5,519          $      -         $  5,519
                         Intergroup/(a)/                                                   17                 -               17
                         Equity in losses of unconsolidated investees                     (43)                -              (43)
                         Other                                                             46                 -               46
                                                                                     ---------         ---------        ---------
                            Total revenues and other income                          $  5,539          $      -         $  5,539
                                                                                     =========         =========        =========
                        Segment income                                               $     91          $      -         $     91
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization                         304                 -              304
                        Capital expenditures/(c)/                                         286                 -              286
                       -----------------------------------------------------------------------------------------------------------
                        1998

                        Revenues and other income:
                         Customer                                                    $  6,374          $      -         $  6,374
                         Intergroup(a)                                                      2                 -                2
                         Equity in earnings of unconsolidated investees                    46                 -               46
                         Other                                                             55                 -               55
                                                                                     ---------         ---------        ---------
                            Total revenues and other income                          $  6,477          $      -         $  6,477
                                                                                     =========         =========        =========
                        Segment income                                               $    517          $      -         $    517
                        Significant noncash items included in segment income -
                         Depreciation, depletion and amortization                         283                 -              283
                        Capital expenditures(c)                                           305                 -              305
                       -----------------------------------------------------------------------------------------------------------

                        (a) Intergroup revenues and transfers were conducted under terms comparable to those with unrelated parties.
                        (b) Difference between segment total and group total represents amounts for impairment of coal assets.
                        (c) Differences between segment total and group total represent amounts related to corporate administrative activities.

                             The following schedules reconcile segment amounts
                        to amounts reported in the U. S. Steel Group's financial statements:

                        (In millions)                                                   2000             1999              1998
                       -----------------------------------------------------------------------------------------------------------
                        Revenues and Other Income:
                         Revenues and other income of reportable segments            $  6,132          $  5,539         $  6,477
                         Items not allocated to segments:
                           Impairment and other costs related to an
                            investment in an equity investee                                -               (47)               -
                           Loss on investment in RTI stock used
                            to satisfy indexed debt obligations                             -               (22)               -
                                                                                     ---------         ---------        ---------
                              Total Group revenues and other income                  $  6,132          $  5,470         $  6,477
                                                                                     =========         =========        =========
                        Income:
                         Income for reportable segments                              $     25          $     91         $    517
                         Items not allocated to segments:
                           Impairment of coal assets                                      (71)                -                -
                           Impairment and other costs related to an
                            investment in an equity investee                                -               (47)               -
                           Loss on investment in RTI stock used
                            to satisfy indexed debt obligations                             -               (22)               -
                           Administrative expenses                                        (25)              (17)             (24)
                           Net pension credits                                            266               228              186
                           Costs related to former businesses activities                  (91)              (83)            (100)
                                                                                     ---------         ---------        ---------
                              Total Group income from operations                     $    104          $    150         $    579
                       -----------------------------------------------------------------------------------------------------------

                        Revenues by Product:

                        (In millions)                                                   2000             1999              1998
                       -----------------------------------------------------------------------------------------------------------
                        Sheet and semi-finished steel products                      $   3,288        $    3,433        $   3,598
                        Tubular, plate and tin mill products                            1,731             1,140            1,546
                        Raw materials (coal, coke and iron ore)                           626               549              744
                        Other(a)                                                          445               414              490
                       -----------------------------------------------------------------------------------------------------------

                       /(a)/ Includes revenue from the sale of steel production
                             by-products, engineering and consulting services, real estate development and resource management.

                        Geographic Area:
                               The information below summarizes the operations in different geographic areas.

                                                                              Revenues and Other Income
                                                                  --------------------------------------------
                                                                     Within            Between
                                                                   Geographic        Geographic
                        (In millions)                 Year            Areas             Areas            Total          Assets/(a)/
                       -----------------------------------------------------------------------------------------------------------
                        United States                 2000        $    6,027        $       -        $    6,027        $   2,745
                                                      1999             5,452                -             5,452            2,889
                                                      1998             6,460                -             6,460            3,043

                        Slovak Republic               2000                95                -                95              376
                                                      1999                 3                -                 3               60
                                                      1998                 6                -                 6               66

                        Other Foreign Countries       2000                10                -                10               10
                                                      1999                15                -                15                3
                                                      1998                11                -                11                3

                        Total                         2000        $    6,132        $       -        $    6,132        $   3,131
                                                      1999             5,470                -             5,470            2,952
                                                      1998             6,477                -             6,477            3,112
                       -----------------------------------------------------------------------------------------------------------

                       /(a)/ Includes property, plant and equipment and
                             investments.

--------------------------------------------------------------------------------
9. Supplemental Cash Flow Information

                        (In millions)                                                          2000          1999        1998
                       -----------------------------------------------------------------------------------------------------------
                        Cash provided from (used in) operating activities included:
                         Interest and other financial costs paid
                           (net of amount capitalized)                                       $     (71)   $     (77)   $     (76)
                         Income taxes refunded (paid), including
                           settlements with the Marathon Group                                      81            3          (29)
                       -----------------------------------------------------------------------------------------------------------
                        USX debt attributed to all groups - net:
                         Commercial paper:
                           Issued                                                            $   3,362    $   6,282    $       -
                           Repayments                                                           (3,450)      (6,117)           -
                         Credit agreements:
                           Borrowings                                                              437        5,529       17,486
                           Repayments                                                             (437)      (5,980)     (16,817)
                         Other credit arrangements - net                                           150          (95)          55
                         Other debt:
                           Borrowings                                                                -          319          671
                           Repayments                                                              (54)         (87)      (1,053)
                                                                                             ----------   ----------   -----------
                              Total                                                          $       8    $    (149)   $     342
                       -----------------------------------------------------------------------------------------------------------
                         U. S. Steel Group activity                                          $   1,208    $     147    $      13
                         Marathon Group activity                                                (1,200)        (296)         329
                                                                                             ----------   ----------   -----------
                              Total                                                          $       8    $    (149)   $     342
                       -----------------------------------------------------------------------------------------------------------
                        Noncash investing and financing activities:
                         Steel Stock issued for dividend reinvestment and
                           employee stock plans                                              $       5    $       2    $       2
                         Disposal of assets:
                           Deposit of RTI common shares in satisfaction of indexed debt              -           56            -
                           Interest in USS/Kobe contributed to Republic                              -           40            -
                           Other disposals of assets - notes or common stock received               14            1            2
                         Business combinations:
                           Acquisition of USSK:
                            Liabilities assumed                                                    568            -            -
                            Contingent consideration payable at present value                       21            -            -
                            Investee liabilities consolidated in step acquisition                    3            -            -
                           Other acquisitions:
                            Liabilities assumed                                                      -           26            -
                            Investee liabilities consolidated in step acquisition                    -           26            -
                       -----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10. Financial Activities Attributed to Groups

                        The following is the portion of USX financial activities attributed to the U. S. Steel Group. These amounts exclude amounts specifically attributed to the U. S. Steel Group.

                                                                                        U. S. Steel Group     Consolidated USX/(a)/
                                                                                       -------------------     ------------------
                        (In millions)                             December 31           2000       1999        2000        1999
                       -----------------------------------------------------------------------------------------------------------
                        Cash and cash equivalents                                    $    171    $      1    $    364   $      9
                        Other noncurrent assets                                             3           1           7          8
                                                                                      --------    --------    --------   --------
                           Total assets                                              $    174    $      2    $    371   $     17
                       -----------------------------------------------------------------------------------------------------------
                        Notes payable                                                $     70    $      -    $    150   $      -
                        Accrued interest                                                   45          13          95         95
                        Long-term debt due within one year (Note 11)                      130           7         277         54
                        Long-term debt (Note 11)                                        1,804         466       3,734      3,771
                        Preferred stock of subsidiary                                      66          66         250        250
                                                                                      --------    --------    --------   --------
                           Total liabilities                                         $  2,115    $    552    $  4,506   $  4,170
                       -----------------------------------------------------------------------------------------------------------
                                                                                      U. S. Steel Group(b)     Consolidated USX
                                                                                      --------------------   --------------------
                        (In millions)                                                2000   1999   1998     2000    1999    1998
                       -----------------------------------------------------------------------------------------------------------
                        Net interest and other financial costs (Note 7)               $59    $39    $29     $309    $334    $324
                       -----------------------------------------------------------------------------------------------------------

                        /(a)/ For details of USX long-term debt and preferred
                              stock of subsidiary, see Notes 14 and 22, respectively, to the USX consolidated financial statements.
                        /(b)/ The U. S. Steel Group's net interest and other
                              financial costs reflect weighted average effects of all financial activities attributed to all groups.

--------------------------------------------------------------------------------
11. Long-Term Debt

                        The U. S. Steel Group's portion of USX's consolidated long-term debt is as follows:

                                                                                        U. S. Steel Group     Consolidated USX/(a)/
                                                                                       -------------------    -------------------
                        (In millions)                             December 31           2000       1999        2000        1999
                       -----------------------------------------------------------------------------------------------------------
                        Specifically attributed debt(b):
                         Receivables facility                                        $    350    $    350    $    350   $    350
                         Sale-leaseback financing and capital leases                       88          92          95        107
                         Other                                                              3           -           4          1
                                                                                      --------    --------    --------   --------
                           Total                                                          441         442         449        458
                         Less amount due within one year                                    9           6          10          7
                                                                                      --------    --------    --------   --------
                           Total specifically attributed long-term debt              $    432    $    436    $    439   $    451
                       -----------------------------------------------------------------------------------------------------------
                        Debt attributed to groups/(c)/                               $  1,946    $    477    $  4,036   $  3,852
                         Less unamortized discount                                         12           4          25         27
                         Less amount due within one year                                  130           7         277         54
                                                                                      --------    --------    --------   --------
                           Total long-term debt attributed to groups                 $  1,804    $    466    $  3,734   $  3,771
                       -----------------------------------------------------------------------------------------------------------
                        Total long-term debt due within one year                     $    139    $     13    $    287   $     61
                        Total long-term debt due after one year                         2,236         902       4,173      4,222
                       -----------------------------------------------------------------------------------------------------------

                        /(a)/ See Note 14, to the USX consolidated financial
                              statements for details of interest rates, maturities and other terms of long-term debt.
                        /(b)/ As described in Note 4, certain financial
                              activities are specifically attributed only to the
                              U. S. Steel Group and the Marathon Group.
                        /(c)/ Most long-term debt activities of USX Corporation
                              and its wholly owned subsidiaries are attributed to all groups (in total, but not with respect to specific debt issues) based on their respective cash flows (Notes 4, 9 and 10).

-------------------------------------------------------------------------------
12. Pensions and Other Postretirement Benefits

               The U. S. Steel Group has noncontributory defined benefit pension plans covering substantially all U.S. employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most U.S. salaried employees based upon a percent of total career pensionable earnings. Certain of these plans provide benefits to USX corporate employees, and the related costs or credits for such employees are allocated to all groups (Note 4). The U. S. Steel Group also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

                    The U. S. Steel Group also has defined benefit retiree
               health care and life insurance plans (other benefits) covering most U.S. employees upon their retirement. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. These plans provide benefits to USX corporate employees, and the related costs for such employees are allocated to all groups (Note 4). For U.S. union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions.

                                                                              Pension Benefits            Other Benefits
                                                                     ------------------------------ ------------------------
                (In millions)                                               2000         1999            2000         1999
                ------------------------------------------------------------------------------------------------------------
                Change in benefit obligations
                Benefit obligations at January 1                         $ 6,716      $ 7,549        $  1,896      $  2,113
                Service cost                                                  76           87              12            15
                Interest cost                                                505          473             147           133
                Plan amendments                                                -          381/(a)/          -            14
                Actuarial (gains) losses                                     430         (822)            260          (225)
                Plan merger and acquisition                                    -           42               -             7
                Settlements, curtailments and termination benefits             -         (207)              -             -
                Benefits paid                                               (806)        (787)           (166)         (161)
                                                                        --------      -------        --------      --------
                Benefit obligations at December 31                      $  6,921      $ 6,716        $  2,149      $  1,896
                ------------------------------------------------------------------------------------------------------------
                Change in plan assets
                Fair value of plan assets at January 1                  $  9,995      $10,243        $    281      $    265
                Actual return on plan assets                                 139          729              26            20
                Acquisition                                                   (1)          26               -             1
                Employer contributions                                         -            -             576/(b)/       34
                Trustee distributions(c)                                     (16)         (14)              -             -
                Settlements paid                                               -         (207)              -             -
                Benefits paid from plan assets                              (805)        (782)            (41)          (39)
                                                                        --------      -------         --------     --------
                Fair value of plan assets at December 31                $  9,312      $ 9,995         $   842      $    281
                ------------------------------------------------------------------------------------------------------------
                Funded status of plans at December 31                   $  2,391/(d)/ $ 3,279/(d)/    $(1,307)     $ (1,615)
                Unrecognized net gain from transition                         (2)         (69)              -             -
                Unrecognized prior service cost                              719          817              12            19
                Unrecognized actuarial gains                                (462)      (1,639)           (241)         (526)
                Additional minimum liability                                 (19)         (16)              -             -
                                                                        --------      -------         --------     --------
                Prepaid (accrued) benefit cost                          $  2,627      $ 2,372         $(1,536)     $ (2,122)
                ------------------------------------------------------------------------------------------------------------

                (a) Results primarily from a five-year labor contract with the
                    United Steelworkers of America ratified in August 1999.

                (b) Includes contributions of $530 million to a Voluntary
                    Employee Benefit Association trust, comprised of $30 million in contractual requirements and an elective contribution of $500 million. Also includes a $30 million elective contribution to the non-union retiree life insurance trust.

                (c) Represents transfers of excess pension assets to fund
                    retiree health care benefits accounts under Section 420 of the Internal Revenue Code.

                (d) Includes a plan that has accumulated benefit
                     obligations in excess of plan assets:
                      Aggregate accumulated benefit obligations   $  (40) $ (29)
                      Aggregate projected benefit obligations        (49)   (39)
                      Aggregate plan assets                            -      -
                ----------------------------------------------------------------

                                                                         Pension Benefits                Other Benefits
                                                                   ----------------------------  -------------------------------
                        (In millions)                                2000     1999        1998      2000      1999      1998
                       ----------------------------------------------------------------------------------------------------------
                        Components of net periodic
                         benefit cost (credit)
                        Service cost                             $   76   $   87        $   71      $   12    $   15     $  15
                        Interest cost                               505      473           487         147       133       141
                        Expected return on plan assets             (841)    (781)         (769)        (24)      (21)      (21)
                        Amortization -net transition gain           (67)     (67)          (69)          -         -         -
                                     -prior service costs            98       83            72           4         4         4
                                     -actuarial (gains) losses      (44)       6             6         (29)      (12)      (16)
                        Multiemployer and other plans                 -        -             1           9/(a)/    7/(a)/   13/(a)/
                        Settlement and termination (gains) losse      -      (35)/(b)/      10/(b)/     -          -         -
                                                                 ------   ------        -------      -----    ------     ------
                        Net periodic benefit cost (credit)       $ (273)  $ (234)       $ (191)      $ 119    $  126     $  136
                       -----------------------------------------------------------------------------------------------------------

                        (a) Represents payments to a multiemployer health care
                            benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $84 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
                        (b) Relates primarily to the 1998 voluntary early
                            retirement program.

                                                                                      Pension Benefits          Other Benefits
                                                                                   ---------------------     ---------------------
                                                                                      2000        1999         2000        1999
                       -----------------------------------------------------------------------------------------------------------
                        Weighted average actuarial assumptions at December 31:

                        Discount rate                                                   7.5%       8.0%         7.5%        8.0%
                        Expected annual return on plan assets                           8.9%       8.5%         8.5%        8.5%
                        Increase in compensation rate                                   4.0%       4.0%         4.0%        4.0%
                       -----------------------------------------------------------------------------------------------------------

                            For measurement purposes, a 7.5% annual rate of
                        increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% for 2006 and remain at that level thereafter.
                            A one-percentage-point change in assumed health care
                        cost trend rates would have the following effects:

                                                                                                 1-Percentage-      1-Percentage-
                        (In millions)                                                           Point Increase     Point Decrease
                       -----------------------------------------------------------------------------------------------------------
                        Effect on total of service and interest cost components                    $    16            $   (14)
                        Effect on other postretirement benefit obligations                             177               (151)
                       -----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
13. Intergroup Transactions

                        Revenues and purchases - U. S. Steel Group revenues for sales to the Marathon Group totaled $17 million in both 2000 and 1999 and $2 million in 1998. U. S. Steel
                        Group purchases from the Marathon Group totaled $60 million, $41 million and $21 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel Group receivables included $2 million related to transactions with the Marathon Group. At December 31, 2000 and 1999, U. S. Steel Group accounts payable included $1 million and $5 million, respectively, related to transactions with the Marathon Group. These transactions were conducted under terms comparable to those with unrelated parties.

                        Income taxes receivable from/payable to the Marathon Group - At December 31, 2000 and 1999, amounts receivable or payable for income taxes were included in the balance sheet as follows:

                        (In millions)                                                     December 31           2000        1999
                       -----------------------------------------------------------------------------------------------------------
                        Current:
                         Income tax receivable                                                            $     364    $      97
                         Accounts payable                                                                         4            1
                        Noncurrent:
                         Investments and long-term receivables                                                   97           97
                       -----------------------------------------------------------------------------------------------------------

                             These amounts have been determined in accordance
                        with the tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of intergroup tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled between the groups until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

--------------------------------------------------------------------------------
14. Inventories

                        (In millions)                                                 December 31           2000           1999
                       -----------------------------------------------------------------------------------------------------------
                        Raw materials                                                                      $    214     $    101
                        Semi-finished products                                                                  429          392
                        Finished products                                                                       210          193
                        Supplies and sundry items                                                                93           57
                                                                                                           ---------    ---------
                              Total                                                                        $    946     $    743
                       -----------------------------------------------------------------------------------------------------------

                             At December 31, 2000 and 1999, respectively, the
                        LIFO method accounted for 91% and 93% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $380 million and $370 million in 2000 and 1999, respectively. Cost of revenues was reduced and income from operations was increased by $3 million in 2000 as a result of liquidations of LIFO inventories.

-------------------------------------------------------------------------------
15. Income Taxes

                        Income tax provisions and related assets and liabilities attributed to the U. S. Steel Group are determined in accordance with the USX group tax allocation policy (Note 4).

                             Provisions (credits) for income taxes were:


                                                         2000                         1999                          1998
                                             --------------------------    -------------------------   --------------------------
                        (In millions)         Current  Deferred   Total     Current Deferred   Total    Current  Deferred   Total
                       -----------------------------------------------------------------------------------------------------------
                        Federal              $ (357)    $ 340    $ (17)    $  (84)   $  99    $  15      $  19    $ 149    $ 168
                        State and local         (12)       49       37          1        8        9          3        9       12
                        Foreign                   -         -        -          1        -        1         (7)       -       (7)
                                             --------   ------   ------    -------   ------   ------     ------   ------   ------
                            Total            $ (369)    $ 389    $  20     $  (82)   $ 107    $  25      $  15    $ 158    $ 173
                       -----------------------------------------------------------------------------------------------------------

                             A reconciliation of federal statutory tax rate
                        (35%) to total provisions follows:

                        (In millions)                                                            2000         1999         1998
                       -----------------------------------------------------------------------------------------------------------
                        Statutory rate applied to income before income taxes                 $       -    $      27    $     188
                        Excess percentage depletion                                                 (3)          (7)         (11)
                        Effects of foreign operations, including foreign tax credits                (5)          (2)         (11)
                        State and local income taxes after federal income tax effects               24            6            8
                        Credits other than foreign tax credits                                      (3)          (3)          (3)
                        Adjustments of prior years' federal income taxes                             5            -            -
                        Other                                                                        2            4            2
                                                                                             ----------   ----------   ----------
                              Total provisions                                               $      20    $      25    $     173
                       -----------------------------------------------------------------------------------------------------------

                             Deferred tax assets and liabilities resulted from
                        the following:

                        (In millions)                                                 December 31             2000         1999
                       -----------------------------------------------------------------------------------------------------------
                        Deferred tax assets:
                         Minimum tax credit carryforwards                                                  $     39      $   131
                         State tax loss carryforwards (expiring in 2001 through 2020)                            55           65
                         Employee benefits                                                                      782          998
                         Receivables, payables and debt                                                          52           68
                         Expected federal benefit for deducting state deferred income taxes                      16            -
                         Contingency and other accruals                                                          71           52
                         Other                                                                                    2           11
                         Valuation allowances - state                                                           (34)         (41)
                                                                                                           ---------    ---------
                              Total deferred tax assets/(a)/                                                    983        1,284


                                                                                                           ---------    ---------
                        Deferred tax liabilities:
                         Property, plant and equipment                                                          248          274
                         Prepaid pensions                                                                     1,046          921
                         Inventory                                                                               15           16
                         Investments in subsidiaries and equity investees                                        82           96
                         Other                                                                                   61           44
                                                                                                           ---------    ---------
                              Total deferred tax liabilities                                                  1,452        1,351
                                                                                                           ---------    ---------
                               Net deferred tax liabilities                                               $     469    $      67
                       -----------------------------------------------------------------------------------------------------------

                        /(a)/USX expects to generate sufficient future taxable
                             income to realize the benefit of the U. S. Steel Group's deferred tax assets.

                              The consolidated tax returns of USX for the year
                        1990 through 1997 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

                              Pretax income in 2000 included $8 million
                        attributable to foreign sources.

                             Undistributed earnings of certain consolidated
                        foreign subsidiaries at December 31, 2000, amounted to $18 million. No provision for deferred U.S. income taxes has been made for these subsidiaries because the U. S. Steel Group intends to permanently reinvest such earnings in those foreign operations. If such earnings were not permanently reinvested, a deferred tax liability of $6 million would have been required.

--------------------------------------------------------------------------------
16. Investments and Long-Term Receivables


                        (In millions)                                                 December 31             2000         1999
                       -----------------------------------------------------------------------------------------------------------
                        Equity method investments                                                         $     325    $     397
                        Other investments                                                                        67           39
                        Receivables due after one year                                                            5           11
                        Income taxes receivable                                                                  97           97
                        Deposits of restricted cash                                                               3            2
                        Other                                                                                    39           26
                                                                                                          ---------    ---------
                              Total                                                                       $     536    $     572
                       -----------------------------------------------------------------------------------------------------------

                             Summarized financial information of investees
                        accounted for by the equity method of accounting follows:


                        (In millions)                                                            2000         1999         1998
                       -----------------------------------------------------------------------------------------------------------
                        Income data - year:
                         Revenues and other income                                           $   3,484    $   3,027    $   3,163
                         Operating income (loss)                                                   112          (57)         193
                         Net income (loss)                                                        (166)        (193)          97
                       -----------------------------------------------------------------------------------------------------------
                        Balance sheet data - December 31:

                         Current assets                                                      $     911      $   995
                         Noncurrent assets                                                       2,196        2,402
                         Current liabilities                                                     1,171        1,181
                         Noncurrent liabilities                                                  1,307        1,251
                       -----------------------------------------------------------------------------------------------------------

                             USX acquired a 25% interest in VSZ during 2000. VSZ
                        does not provide its shareholders with financial statements prepared in accordance with generally accepted accounting principles in the United States (USGAAP). Although shares of VSZ are traded on the Bratislava Stock Exchange, those securities do not have a readily determinable fair value as defined under USGAAP. Accordingly, USX accounts for its investment in VSZ under the cost method of accounting.

                             In 1999, USX and Kobe Steel, Ltd. (Kobe Steel)
                        completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC and is a wholly owned subsidiary of Republic Technologies International Holdings, LLC (Republic). As a result of this transaction, the U. S. Steel Group recorded $47 million in charges related to the impairment of the carrying value of its investment in USS/Kobe and costs related to the formation of Republic. These charges were included in income (loss) from investees in 1999. In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company, LLC, became a wholly owned subsidiary of USX at the close of business on December 31, 1999.

                             Dividends and partnership distributions received
                        from equity investees were $10 million in 2000, $2 million in 1999 and $19 million in 1998.

                             U. S. Steel Group purchases of transportation
                        services and semi-finished steel from equity investees totaled $566 million, $361 million and $331 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel Group payables to these investees totaled $66 million and $60 million, respectively. U. S. Steel Group revenues for steel and raw material sales to equity investees totaled $958 million, $831 million and $725 million in 2000, 1999 and 1998, respectively. At December 31, 2000 and 1999, U. S. Steel Group receivables from these investees were $177 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

--------------------------------------------------------------------------------
17. Leases

                        Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                                                           Capital       Operating
                        (In millions)                                                                      Leases         Leases
                        -----------------------------------------------------------------------------------------------------------
                        2001                                                                              $      11    $      79
                        2002                                                                                     11           56
                        2003                                                                                     11           40
                        2004                                                                                     11           37
                        2005                                                                                     11           29
                        Later years                                                                              84           64
                        Sublease rentals                                                                          -          (62)
                                                                                                          ---------    ---------
                               Total minimum lease payments                                                     139    $     243
                                                                                                                       =========
                        Less imputed interest costs                                                              51
                                                                                                          ---------
                               Present value of net minimum lease payments
                                 included in long-term debt                                               $      88
                        ----------------------------------------------------------------------------------------------------------

                             Operating lease rental expense:

                        (In millions)                                                            2000         1999         1998
                        ----------------------------------------------------------------------------------------------------------
                        Minimum rental                                                       $     132    $     124    $     131
                        Contingent rental                                                           17           18           19
                        Sublease rentals                                                            (6)          (6)          (7)
                                                                                             ---------    ---------    ---------
                              Net rental expense                                             $     143    $     136    $     143
                        ----------------------------------------------------------------------------------------------------------

                             The U. S. Steel Group leases a wide variety of
                        facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options.

--------------------------------------------------------------------------------
18. Trust Preferred Securities

                        In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million.

                             USX owns all of the common securities of the Trust,
                        which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

                             Under the terms of the Debentures, USX has the
                        right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

                             The Trust Preferred Securities are convertible at
                        any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of Steel Stock at a conversion price of $46.25 per share of Steel Stock (equivalent to a conversion ratio of 1.081 shares of Steel Stock for each Trust Preferred Security), subject to adjustment in certain circumstances.
                             The Trust Preferred Securities may be redeemed at
                        any time at the option of USX, at a premium of 101.95% of the initial liquidation amount through March 31, 2001, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.
                             Payments related to quarterly distributions and to
                        the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

-------------------------------------------------------------------------------
19. Stockholders' Equity

                        (In millions, except per share data)                                     2000         1999         1998
                       -----------------------------------------------------------------------------------------------------------
                        Preferred stock:
                         Balance at beginning of year                                        $       3    $       3    $       3
                         Repurchased                                                                (1)           -            -
                                                                                             ---------    ---------    ---------
                         Balance at end of year                                              $       2    $       3    $       3
                       -----------------------------------------------------------------------------------------------------------
                        Common stockholders' equity:
                         Balance at beginning of year                                        $   2,053    $   2,090    $   1,779
                         Net income (loss)                                                         (21)          44          364
                         Repurchase of 6.50% preferred stock                                       (11)          (2)          (8)
                         Steel Stock issued                                                          6            2           59
                         Dividends on preferred stock                                               (8)          (9)          (9)
                         Dividends on Steel Stock (per share $1.00)                                (89)         (88)         (88)
                         Deferred compensation                                                      (3)           1            -
                         Accumulated other comprehensive income (loss)(a):
                           Foreign currency translation adjustments                                (13)          (5)          (5)
                           Minimum pension liability adjustments (Note 12)                           3           20           (2)
                                                                                             ---------    ---------    ---------
                         Balance at end of year                                              $   1,917    $   2,053    $   2,090
                       -----------------------------------------------------------------------------------------------------------
                        Total stockholders' equity                                           $   1,919    $   2,056    $   2,093
                       -----------------------------------------------------------------------------------------------------------

                        (a) See page U-7 of the USX consolidated financial
                            statements relative to the annual activity of these adjustments. Total comprehensive income (loss) for the U. S. Steel Group for the years 2000, 1999 and 1998 was $(31) million, $59 million and $357 million, respectively.

--------------------------------------------------------------------------------
20. Dividends

                        In accordance with the USX Restated Certificate of Incorporation, dividends on the Steel Stock and Marathon Stock are limited to the legally available funds of USX. Net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Steel Stock based on the financial condition and results of operations of the U. S. Steel Group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to Steel Stock, the Board of Directors considers, among other things, the long-term earnings and cash flow capabilities of the U. S. Steel Group as well as the dividend policies of similar publicly traded steel companies.
                             Dividends on the Steel Stock are further limited to
                        the Available Steel Dividend Amount. At December 31, 2000, the Available Steel Dividend Amount was at least $3,161 million. The Available Steel Dividend Amount will be increased or decreased, as appropriate, to reflect U.
                        S. Steel Group net income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U. S. Steel Group and certain other items.

-------------------------------------------------------------------------------
21. Income Per Common Share

                        The method of calculating net income (loss) per share for the Steel Stock and the Marathon Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the U. S. Steel Group and the Marathon Group, as determined consistent with the USX Restated Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.
                             Basic net income (loss) per share is calculated by
                        adjusting net income for dividend requirements of preferred stock and is based on the weighted average number of common shares outstanding.
                             Diluted net income (loss) per share assumes
                        conversion of convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                                                      2000                    1999                   1998
                                                               -------------------      ------------------     ------------------
                                                                Basic      Diluted      Basic     Diluted     Basic      Diluted
                                                               ------     --------     ------     -------     ------     -------
              Computation of Income Per Share
              -------------------------------
              Net income (loss) (millions):
               Income (loss) before extraordinary losses      $    (21)   $   (21)   $     51    $     51    $    364   $    364
               Dividends on preferred stock                          8          8           9           9           9          -
               Extraordinary losses                                  -          -           7           7           -          -
                                                              --------    -------    --------    --------    --------   --------
               Net income (loss) applicable to Steel Stock         (29)       (29)         35          35         355        364
               Effect of dilutive securities -
                 Trust preferred securities                          -          -           -           -           -          8
                                                              --------    -------    --------    --------    --------   --------
                    Net income (loss) assuming conversions    $    (29)   $   (29)   $     35    $     35    $    355   $    372
                                                              ========    =======    ========    ========    ========   ========
              Shares of common stock outstanding (thousands):
               Average number of common shares outstanding      88,613     88,613      88,392      88,392      87,508     87,508
               Effect of dilutive securities:
                 Trust preferred securities                          -          -           -           -           -      4,256
                 Preferred stock                                     -          -           -           -           -      3,143
                 Stock options                                       -          -           -           4           -         36
                                                              --------    -------    --------    --------    --------   --------
                    Average common shares and dilutive effect   88,613     88,613      88,392      88,396      87,508     94,943
                                                              ========    =======    ========    ========    ========   ========
              Per share:
               Income (loss) before extraordinary losses      $   (.33)   $  (.33)   $    .48    $    .48    $   4.05   $   3.92
               Extraordinary losses                                  -          -         .08         .08           -          -
                                                              --------    -------    --------    --------    --------   --------
               Net income (loss)                              $   (.33)   $  (.33)   $    .40    $    .40    $   4.05   $   3.92
                                                              ========    =======    ========    ========    ========   ========

--------------------------------------------------------------------------------
22. Stock-Based Compensation Plans and Stockholder Rights Plan

                        USX Stock-Based Compensation Plans and Stockholder Rights Plan are discussed in Note 17, and Note 19, respectively, to the USX consolidated financial statements.
                             The U. S. Steel Group's actual stock-based
                        compensation expense was $1 million in 2000 and 1999, and none in 1998. Incremental compensation expense, as determined under a fair value model, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

-------------------------------------------------------------------------------
23. Property, Plant and Equipment

                        (In millions)                                                 December 31             2000         1999
                       -----------------------------------------------------------------------------------------------------------
                        Land and depletable property                                                      $     161    $     152
                        Buildings                                                                               602          484
                        Machinery and equipment                                                               8,409        8,007
                        Leased assets                                                                            98          105
                                                                                                          ---------    ---------
                              Total                                                                           9,270        8,748
                        Less accumulated depreciation, depletion and amortization                             6,531        6,232
                                                                                                          ---------    ---------
                              Net                                                                         $   2,739    $   2,516
                       -----------------------------------------------------------------------------------------------------------

                             Amounts in accumulated depreciation, depletion and
                        amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $79 million and $81 million at December 31, 2000 and 1999, respectively.
                             During 2000, the U. S. Steel Group recorded $71
                        million of impairments relating to coal assets located in West Virginia and Alabama. The impairment was recorded as a result of a reassessment of long-term prospects after adverse geological conditions were encountered. The charge is included in depreciation, depletion and amortization.

-------------------------------------------------------------------------------
24. Derivative Instruments

                        The U. S. Steel Group remains at risk for possible changes in the market value of derivative instruments; however, such risk should be mitigated by price changes in the underlying hedged item. The U. S. Steel Group is also exposed to credit risk in the event of nonperformance by counterparties. The credit-worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.
                              The following table sets forth quantitative
                        information by class of derivative instrument:

                                                                                Fair              Carrying   Recorded
                                                                               Value               Amount    Deferred    Aggregate
                                                                               Assets              Assets     Gain or    Contract
                         (In millions)                                    (Liabilities)/(a)/   (Liabilities)  (Loss)    Values/(b)/
                        -----------------------------------------------------------------------------------------------------------
                         December 31, 2000:
                          OTC commodity swaps - other than trading/(c)/   $    -               $    -           $  -    $   18
                        -----------------------------------------------------------------------------------------------------------
                         December 31, 1999:
                          OTC commodity swaps - other than trading        $    3               $    3           $  3    $   37
                        -----------------------------------------------------------------------------------------------------------

                         /(a)/   The fair value amounts are based on
                                 exchange-traded index prices and dealer quotes.

                         /(b)/ Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts.

                         /(c)/ The OTC swap arrangements vary in duration with certain contracts extending into 2001.

--------------------------------------------------------------------------------
25. Fair Value of Financial Instruments

                        Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 24, by individual balance sheet account. As described in Note 4, the U. S. Steel Group's specifically attributed financial instruments and the U.
                        S. Steel Group's portion of USX's financial instruments attributed to all groups are as follows:

                                                                                                 2000                   1999
                                                                                       ----------------------  --------------------
                                                                                          Fair       Carrying     Fair     Carrying
                        (In millions)                    December 31                     Value        Amount     Value      Amount
                       ------------------------------------------------------------------------------------------------------------
                        Financial assets:
                         Cash and cash equivalents                                     $    219      $    219  $     22   $     22
                         Receivables (including intergroup receivables)                   1,341         1,341       935        935
                         Investments and long-term receivables                              137           137       122        122
                                                                                       --------      --------  ---------   --------
                               Total financial assets                                  $  1,697      $  1,697  $  1,079   $  1,079
                       ------------------------------------------------------------------------------------------------------------
                        Financial liabilities:
                         Notes payable                                                 $     70      $     70  $      -   $      -
                         Accounts payable                                                   760           760       739        739
                         Accrued interest                                                    47            47        15         15
                         Long-term debt (including amounts due within one year)           2,375         2,287       835        823
                         Preferred stock of subsidiary and trust
                           preferred securities                                             182           249       232        249
                                                                                       --------      --------  ---------  ---------
                               Total financial liabilities                             $  3,434      $  3,413  $  1,821   $  1,826
                       ------------------------------------------------------------------------------------------------------------

                             Fair value of financial instruments classified as
                        current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Certain foreign cost method investments are excluded from investments and long-term receivables because the fair value is not readily determinable. The U. S. Steel Group is subject to market risk and liquidity risk related to its investments; however, these risks are not readily quantifiable. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

                             Financial guarantees are the U. S. Steel Group's
                        only unrecognized financial instrument. It is not practicable to estimate the fair value of this form of financial instrument obligation because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 26.

-------------------------------------------------------------------------------
26. Contingencies and Commitments

                        USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the U. S. Steel Group involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the U. S. Steel Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the U. S. Steel Group.

                        Environmental matters -
                             The U. S. Steel Group is subject to federal, state,
                        local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $137 million and $101 million at December 31, 2000 and 1999, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

                             For a number of years, the U. S. Steel Group has
                        made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 2000 and 1999, such capital expenditures totaled $18 million and $32 million, respectively. The U. S. Steel Group anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

                        Guarantees -
                             Guarantees by USX of the liabilities of
                        unconsolidated entities of the U. S. Steel Group totaled $82 million at December 31, 2000, and $88 million at December 31, 1999. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of the investees to reduce potential U. S. Steel Group losses resulting from these guarantees. As of December 31, 2000, the largest guarantee for a single such entity was $59 million.

                        Commitments -
                             At December 31, 2000 and 1999, the U. S. Steel
                        Group's contract commitments to acquire property, plant and equipment totaled $206 million and $83 million, respectively.

                             USSK has a commitment to the Slovak government for
                        a capital improvements program of $700 million, subject to certain conditions, over a period commencing with the acquisition date and ending on December 31, 2010. USSK is required to report periodically to the Slovak government on its status toward meeting this commitment. The first reporting period ends on December 31, 2003.

                             USX entered into a 15-year take-or-pay arrangement
                        in 1993, which requires the U. S. Steel Group to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in 2000, 1999 and 1998. If USX elects to terminate the contract early, a maximum termination payment of $96 million, which declines over the duration of the agreement, may be required.

Selected Quarterly Financial Data (Unaudited)

                                                           2000
                                     ---------------------------------------------------------
(In millions, except per share data) 4th Qtr.     3rd Qtr.       2nd Qtr.       1st Qtr.
----------------------------------------------------------------------------------------------
Revenues and other income:
  Revenues/(a)/                      $ 1,417      $ 1,462        $ 1,629        $ 1,582
  Other income (loss)                     (4)          13             27              6
                                     -------      -------        -------        -------
      Total                            1,413        1,475          1,656          1,588
Income (loss)
  from operations                       (159)          60            112             91
Income (loss) before
  extraordinary losses                  (139)          19             56             43
Net income (loss)                       (139)          19             56             43
----------------------------------------------------------------------------------------------
Steel Stock data:
----------------
Income (loss) before
  extraordinary losses
  applicable to Steel Stock           $ (141)     $   17         $    54         $   41
  - Per share: basic                   (1.59)        .19             .62            .45
               diluted                 (1.59)        .19             .62            .45
Dividends paid per share                 .25         .25             .25            .25
Price range of Steel Stock/(b)/:
  - Low                                   12-11/16    14-7/8          18-1/4         20-5/8
  - High                                  18-5/16     19-11/16        26-7/8         32-15/16
----------------------------------------------------------------------------------------------

                                                           1999
                                   ---------------------------------------------------------
                                   4th Qtr.       3rd Qtr.       2nd Qtr.       1st Qtr.
                                   ---------------------------------------------------------
Revenues and other income:
  Revenues/(a)/                   $ 1,492         $ 1,415        $ 1,344        $ 1,285
  Other income (loss)                   8             (40)             1            (35)
                                  -------         -------        -------        -------
      Total                         1,500           1,375          1,345          1,250
Income (loss)
  from operations                      75             (26)           103             (2)
Income (loss) before
  extraordinary losses                 34             (29)            55             (9)
Net income (loss)                      34             (31)            55            (14)
--------------------------------------------------------------------------------------------
Steel Stock data:
----------------
Income (loss) before
  extraordinary losses
  applicable to Steel Stock       $    32         $    (31)       $    52        $   (11)
  - Per share: basic                  .35             (.35)           .60           (.13)
               diluted                .35             (.35)           .59           (.13)
Dividends paid per share              .25              .25            .25            .25
Price range of Steel Stock/(b)/:
  - Low                                21-3/4           24-9/16        23-1/2         22-1/4
  - High                               33               30-1/16        34-1/4         29-1/8
--------------------------------------------------------------------------------------------

/(a)/ Certain items have been reclassified between revenues and cost of revenues, primarily to give effect to new accounting standards as disclosed in Note 3 of the Notes to Financial Statements. Amounts reclassified in the first, second and third quarters of 2000 were $41 million, $45 million and $45 million, respectively, and for the first, second, third and fourth quarters of 1999 were $39 million, $41 million, $38 million and $38 million, respectively.

/(b)/ Composite tape.

Principal Unconsolidated Investees (Unaudited)

                                                            December 31, 2000
            Company                          Country            Ownership            Activity
----------------------------------------------------------------------------------------------------------
Clairton 1314B Partnership, L.P.            United States          10%             Coke & Coke By-Products
Double Eagle Steel Coating Company          United States          50%             Steel Processing
PRO-TEC Coating Company                     United States          50%             Steel Processing
Republic Technologies International, LLC    United States          16%             Steel Products
Transtar, Inc.                              United States          46%             Transportation
USS-POSCO Industries                        United States          50%             Steel Processing
Worthington Specialty Processing            United States          50%             Steel Processing
----------------------------------------------------------------------------------------------------------

Supplementary Information on Mineral Reserves (Unaudited)

See the USX consolidated financial statements for Supplementary Information on Mineral Reserves relating to the U.S. Steel Group, page U-30.